February 15, 2017
Mill Road Capital Management LLC
382 Greenwich Ave, Suite One (2nd Floor)
Greenwich, CT 06830
Attention: Jim Zivin
Ladies and Gentlemen:
You have requested information concerning Noodles & Company and/or its subsidiaries, affiliates or divisions (collectively, the “Company”) in connection with your consideration of a possible minority equity investment in the company (the “Transaction”) to be negotiated between you and the Company.
1.Confidentiality. In consideration for, and as a condition of, such information being furnished to you and your directors, officers, employees, agents, advisors, representatives and affiliates (including, without limitation, attorneys, accountants, consultants and any representatives of such advisors) (collectively, “Representatives”), you agree to treat any and all information concerning the Company obtained by you or your Representatives (regardless of whether obtained before, on or after the date of this letter agreement (the “Agreement”) and regardless of the manner or form in which it is obtained, including without limitation all written, oral and electronic communications), together with any notes, analyses, compilations, studies, interpretations, documents or records containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, the “Evaluation Material”), in accordance with the provisions of this Agreement, and to take or abstain from taking the other actions hereinafter set forth.
The term “Evaluation Material” does not include information that you can show by competent proof (i) is or becomes generally available to the public other than as a result of a direct or indirect disclosure by you or your Representatives, (ii) was within your possession on a non-confidential basis prior to its being furnished to you by or on behalf of the Company or (iii) is received from a source other than the Company or any of its Representatives; provided, that in the case of (ii) and (iii) above, the source of such information was not (to your knowledge) bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or to any other party with respect to such information.
2.    Use of Information. You hereby agree that you and your Representatives will (a) use the Evaluation Material solely for the purpose of evaluating the Transaction and not for any other purpose, (b) keep the Evaluation Material confidential and (c) not disclose any of the Evaluation Material in any manner whatsoever without the prior written consent of the Company; provided, however, that you may disclose any of such information to your Representatives (i) who need to know such information for the sole purpose of evaluating the Transaction, (ii) who are informed by you of the confidential nature of such information and (iii) who are provided with a copy of this Agreement and agree to act in accordance with its terms to the same extent as if they were parties hereto. You will be responsible for any breach of this Agreement by any of your Representatives and you agree to take all reasonable measures (including, but not limited to, court proceedings) to restrain your Representatives from disclosure or improper use of the Evaluation Material. It is understood and agreed that the Company may, in its sole discretion, from time to time determine that disclosure of certain Evaluation Material or of your interest, or the Company’s interest, in evaluating the Transaction to certain of your Representatives may be inappropriate, in which event at the Company’s request you shall refrain from disclosing such information to such Representatives.
3.    Confidentiality of Negotiations. You and your Representatives agree, without the prior written consent of the Company, not to disclose to any person that the Evaluation Material exists or has been made available to you, that discussions or negotiations are or have been taking place concerning the Transaction or any of the terms, conditions or other facts with respect thereto, including the status or timing thereof (the foregoing information collectively, “Transaction Information”), or have any communications whatsoever with any other person, including without limitation another person who may be interested in a possible transaction with the Company, concerning the Transaction; provided, however, that you may make such disclosure if (a) you have been advised by your outside legal counsel that such disclosure is required by applicable law, regulation or legal process (including the regulations of any securities exchange), (b) you limit the disclosure to only that information required to be disclosed, (c) you consult with the Company prior to making such disclosure and provide the Company with a draft of, and the ability to comment on, such disclosure at least five business days prior to its issuance (if legally permissible), and (d) neither you nor your Representatives have taken any actions, outside of the ordinary course of business, to cause such disclosure to be required.
4.    Third Party Requests to Disclose Information. In the event that you or any of your Representatives are legally required, as advised by opinion of your outside legal counsel, to disclose any Evaluation Material pursuant to a subpoena, court order, civil investigative demand or similar judicial process or similar request issued by a court of competent jurisdiction or by a governmental or regulatory authority, you will promptly notify the Company in writing by facsimile and certified mail, of the existence, terms and circumstances surrounding such request (if legally permissible), so that the Company may seek a protective order or other appropriate remedy or waive compliance with the applicable provisions of this Agreement. You agree to cooperate with the Company in connection with seeking any such order or other appropriate remedy. If and to the extent, in the absence of a protective order or the receipt of a waiver by the Company, you are legally required, as advised by opinion of your outside legal counsel, to disclose any Evaluation Material to any court or governmental or regulatory authority or else suffer exposure to censure or civil or criminal fine or penalty, you will only disclose that portion of the Evaluation Material that such counsel advises is legally required to be disclosed and shall use reasonable efforts (at the Company’s expense) to obtain reliable assurances that confidential treatment will be accorded to any Evaluation Material that you are so required to disclose in accordance with the terms of this letter agreement.
5.    Communications Protocols. Neither you nor your Representatives will initiate or maintain contact with the Company or its Representatives regarding the business, operations, prospects or finances of the Company, except with the express permission of the Company. The

Company will arrange for appropriate contacts for due diligence purposes. You will submit all (a) communications regarding the Transaction, (b) requests for additional information, (c) requests for facility tours or management meetings, and (d) questions regarding procedures only to persons specifically designated by the Company for that purpose.
6.    Competitive Value of Information. You acknowledge the competitive value of the Evaluation Material and Transaction Information and the damage that could result to the Company if the Evaluation Material or Transaction Information were used or disclosed except as authorized by this Agreement.
7.    Non-Solicit. For a period of two years after the date hereof, you will not employ or solicit for employment (including as an independent contractor) any officer or employee of the Company of whom you become aware as part of your evaluation of the Transaction; provided, however, that the foregoing provisions will not prevent you from employing any such person who contacts you in response to general advertisements in periodicals including newspapers and trade publications. Notwithstanding the foregoing, your portfolio companies shall not be subject to the restrictions in this paragraph so long as you do not share any Evaluation Material or Transaction Information with them.
8.    Termination of Interest; Return or Destruction of Evaluation Material. If you determine not to proceed with the Transaction, you will promptly notify ________ of that decision. Upon the request of the Company for any reason, you will either (a) promptly destroy all copies of the Evaluation Material in your or your Representatives’ possession (including expunging all Evaluation Material from any computer or other storage media or device containing such information, provided that neither you nor your Representatives will be required to expunge any system back-up media such as copies of any computer records or files containing Evaluation Material which have been created pursuant to automatic archiving or back-up procedures on secured central storage servers and which cannot reasonably be expunged) or (b) promptly deliver to the Company at your own expense all remaining copies of the Evaluation Material in your and your Representatives’ possession. In addition, you agree promptly to certify to the Company that you have complied with your obligations under this paragraph. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations hereunder. Notwithstanding the foregoing, you shall be permitted to retain one copy of all materials received solely for archival purposes in accordance with your compliance policy. Any Evaluation Material retained shall remain confidential subject to the terms of this agreement.
9.    Restrictions on Trading. You hereby acknowledge that you are aware, and that you will advise your Representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities laws prohibit any person who is in possession of material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

10.    Non-Reliance. You understand and acknowledge that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties that are made in a Definitive Agreement (as defined in the next sentence) regarding the Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect. The term “Definitive Agreement” means a written contract executed by all parties thereto for the Transaction, which contract binds the parties thereto to close the Transaction, subject only to such conditions to closing as may be negotiated between the parties thereto, and does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or verbal acceptance of an offer or bid.
11.    No Obligations.
(a)    Each party understands and agrees that no contract or agreement providing for the Transaction between them shall be deemed to exist between them unless and until a Definitive Agreement has been executed and delivered, and each party hereby waives, in advance, any claims (including, without limitation, breach of contract and tortious interference claims) in connection with the Transaction unless and until the parties shall have entered into a Definitive Agreement. Each party also agrees that unless and until a Definitive Agreement regarding the Transaction between them has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to the Transaction by virtue of this Agreement except for the matters specifically agreed to herein. You further acknowledge and agree that (i) the Company and its Representatives will be free to conduct the process, if any, for the Transaction as it in its sole discretion determines (including, without limitation, negotiating with any prospective investors and entering into a Definitive Agreement without prior notice to you) and (ii) any procedures relating to entering into the Transaction may be changed at any time without notice to you.
(b)    The Company reserves the right at any time, in its sole discretion, for any reason or no reason, to reject any and all proposals made by you or any of your Representatives with regard to the Transaction, terminate discussions and negotiations with you, and refuse to provide any further access to the Evaluation Material. All Evaluation Material shall remain the property of the Company. No rights to use, license or otherwise exploit any Evaluation Material are granted to you or any of your Representatives, by implication or otherwise, except for the right to consider such Evaluation Material for the limited purposes explicitly provided by this Agreement. Neither you nor any of your Representatives shall by virtue of our disclosure of and/or your use of any Evaluation Material acquire any rights with respect thereto, all of which rights shall remain exclusively with the Company.
12.    Standstill. From the date hereof until the date one year after the date of this Agreement (such period, the “Restricted Period”), unless you shall have been specifically invited in writing by the Company, neither you nor any of your Representatives will in any manner, directly or indirectly, (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (A) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its affiliates, including rights or options to acquire such ownership or any other securities, rights or interests, including without limitation, options, swaps, derivatives or convertibles or other similar instruments, whether real or synthetic, that give you the right to vote or to direct the voting of any securities of the Company or otherwise convey the economic interest of beneficial ownership of any securities of the Company; (B) any tender or exchange offer, merger or other business combination involving the Company or any of its affiliates; (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its affiliates; or (D) any “solicitation” of “proxies” (as such terms are defined in Rule 14a‑1 of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disregarding clause (iv) of Rule 14a‑1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a‑2(b)) or consents to vote any voting securities of the Company or any of its affiliates; (ii) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder) with respect to any voting securities of the Company or any of its affiliates or otherwise act in concert with any person in respect of any such securities; (iii) otherwise act, alone or in concert with others, to seek to control, advise, change or influence the management, Board of Directors, governing instruments, shareholders, policies or affairs of the Company or any of its affiliates; (iv) enter into any discussions or arrangements with any third party with respect to any of the foregoing; or (v) make any public disclosure, or take any action that might force the Company, any of its affiliates or any other person to make any public disclosure, with respect to the matters set forth in this Agreement. You also agree during such period not to request the Company (or any of its Representatives), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence). It is agreed for the purposes of this Section 12 that the Company has invited you to propose terms for the Transaction.
13.    Privilege; Joint Defense. To the extent that any Evaluation Material may include materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, you understand and agree that the parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such materials is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.
14.    No Ownership of Securities. You represent and warrant that as of the date hereof, neither you nor any of your affiliates beneficially owns any securities of the Company.

15.    Specific Performance. You acknowledge that money damages would not be a sufficient remedy for any breach of this Agreement by you or any of your Representatives and you consent to a court of competent jurisdiction entering an order finding that the Company has been irreparably harmed as a result of any such breach and to the granting of injunctive relief without proof of actual damages as a remedy for any such breach, and you further waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this Agreement but shall be in addition to all other remedies available at law or equity to the Company. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final non-appealable order that either party has breached this Agreement, then such party will reimburse the other party for the reasonable legal fees and expenses incurred by such other party in connection with enforcing its rights hereunder, including any appeal therefrom. Likewise, if the court determines that no breach has occurred the losing party shall reimburse the other party for the reasonable legal fees and expenses incurred.
16.    Governing Law; Jurisdiction.
(a)    This Agreement and all disputes or controversies arising out of or related to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without reference to its conflicts of law principles.
(b)    Each party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in any New York State or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement. Each party agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth herein shall be effective service of process for any action, suit or proceeding brought against either party in any such court and the parties further waive any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

17.    Miscellaneous.
(a)    The term “person” as used in this Agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.
(b)    No provision in this Agreement can be waived or amended except by the written consent of you and the Company. Any attempted waiver or modification in violation of this provision shall be void.
(c)    It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.
(d)    The provisions of this Agreement shall be severable in the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.
(e)    This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed original, and all such counterparts shall together constitute one and the same instrument.
(f)    This Agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by either party without the express written consent of the other party.
18.    Legal Representation. You acknowledge and agree that Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) may represent the Company (and/or affiliates of the Company) with respect to the Transaction and any dispute or proceeding arising in connection therewith, including under this Agreement, and you hereby consent to such representation and waive any conflict that may result therefrom, even if Gibson Dunn currently represents you and/or has in the past represented you on issues relating to the Transaction or any other matter.
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Please confirm your agreement with the foregoing by signing and returning one copy of this Agreement to the undersigned, whereupon this Agreement shall become a binding agreement between you and the Company.
Very truly yours,

Noodles & Company

By:	/s/ David Boennighausen Name: David Boennighausen Title: Chief Financial Officer
Accepted and agreed as of the date
first written above:

By:	/s/ Thomas Lynch Name: Thomas Lynch Title: Management Committee Director